Exhibit 10.02

October 18, 2000
Jeff McCall
2100 Welch #C120
Houston, Texas 77019

Dear Jeff,

    On behalf of Zamba, I am both extremely pleased and excited to offer you an opportunity to join us as Executive Vice President of Internal Operations, reporting to the President and Chief Executive Officer.

    We would like to offer you an exempt, full time position, which includes:

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  Starting semi-monthly salary of $9,375 ($225,000 annualized).

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  Signing bonus of $25,000.

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  You will be granted an option to purchase 450,000 shares of the company's common stock at a predetermined price. In accordance with the terms of our stock option plan, 25% of the initial grant will become vested at your one year anniversary date and 6.25% quarterly thereafter, and will be fully vested at the end of four years.

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  Participation in a bonus plan to be determined by the Compensation Committee of the Board of Directors.

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  The Board of Directors or the Compensation Committee will work with you to create a written employment agreement within thirty (30) days of your start date that will include provisions to (i) accelerate the vesting of all of your options upon a change of control and a second trigger, and (ii) six (6) months salary (or until you find a new job, if sooner) if you are terminated other than for cause.

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  Zamba will cover any liability and associated costs you may have with KPMG related to the creation and development of the team and concepts (company) that ended up integrating to Zamba.

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  Coverage under our existing Directors and Officers insurance policies.

    This offer is contingent upon your executing the attached employment agreement before commencing your employment, the successful completion of your reference and background investigation, and compliance with the Immigration Reform Control Act of 1986 (IRCA). Also, if you are not a U.S. citizen, U.S. permanent resident, nor been granted asylee or refugee status, this offer is contingent upon your ability to meet Zamba's Immigration policy guidelines and INS approval of your right to reside and work in the United States (i.e., approval of appropriate work visa or status for Zamba, Minneapolis). Should you qualify, Zamba will pay the reasonable and usual costs to obtain the appropriate nonimmigrant classification.

    This offer will remain valid for seven days from the date of this letter unless we notify you otherwise. You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an "employment at will" relationship.

    Please sign this letter, indicating acceptance of this offer and your anticipated start date. Return the signed copy in the enclosed envelope and keep a copy for your records. Please review and complete the enclosed forms. Bring these forms and the appropriate I-9 documentation with you on your first day of work. At orientation we will cover your benefits, review your forms and answer any questions you may have.

    Jeff, we believe that you will find Zamba a truly exciting and fulfilling place to work. We look forward to your joining us and contributing to our success.

Sincerely,

/s/ Paul Edelhertz

Paul Edelhertz
Chairman of the Board of Directors

I accept this offer:

/s/ Jeff McCall	10/18/00
NAME	Date

Anticipated Start Date: 11/1/00

ENCL:

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  Benefits Summary

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  Proprietary Information and Invention Agreement/Confidential Disclosure
  Agreement/Terms of Employment

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  I-9 and W-4 Forms

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  Export Control Document

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  MN Child Support (MN residents only)

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  Background Release Form
  Indemnification Agreement